Exhibit 99.1

Myomo Third Quarter Financial Results Feature Record Revenue of $1.9 Million, up

218% Over the Prior Year

Authorization backlog at a record 162 units, up 35% sequentially

Cash utilization of $1.8 million, lowest since scale-up activities began in 2018

Conference call begins at 4:30 p.m. Eastern time today

CAMBRIDGE, Mass. (November 10, 2020) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three and nine months ended September 30, 2020.

Financial and operational highlights for the third quarter of 2020 include the following (all comparisons are with the third quarter of 2019, unless otherwise noted):

•	Revenue was up 218% to a record $1.9 million with revenue units up 123% to a record 51 and a sequential increase in average selling price

•	Revenue from the direct billing channel increased more than six-fold and represented 68% of total revenue

•	Gross margin was 56%, up from 46% in the third quarter of 2019 and 51% in the second quarter of 2020

•	The reimbursement pipeline had more than 750 MyoPro units as of September 30, 2020, with nearly 230 candidates entering the pipeline during the third quarter

•

The MyoPro direct billing pipeline now represents nearly 70% of reimbursement pipeline units, and more than 95% of those entering the domestic pipeline during the third quarter are direct-bill candidates

•	Backlog, which represents insurance authorizations received but not yet converted to revenue, was 162 units as of September 30, 2020, a 35% increase compared with 120 units as of June 30, 2020

•	Insurance companies authorized a record 98 patients to receive a MyoPro during the third quarter

Management Commentary

“We achieved record revenue in the third quarter with deliveries of MyoPros authorized for insurance reimbursement at their highest level ever. As COVID-19 restrictions were lifted beginning mid-year, we were able to fit devices on patients while also securing a large number of new authorizations for patients in our pipeline,” stated Paul R. Gudonis, Myomo’s chairman and chief executive officer. “The shift to direct billing is supporting both revenue growth and margin improvement, while our ongoing digital transformation helped us grow our pipeline and backlog via telehealth and social media marketing. As a result, Myomo entered the fourth quarter with a record backlog of MyoPros to provide to patients and submit to insurers for payment,” he added.

Financial Results

	For the Three Months Ended September 30,		Period-to-Period Change		For the Nine Months Ended September 30,		Period-to-Period Change
	2020	2019	$	%	2020	2019	$	%
Revenue	$1,926,660	$606,619	$1,320,041	218%	$3,793,395	$2,317,034	$1,476,361	64%
Cost of revenue	855,338	329,227	526,111	160%	1,592,851	996,121	596,730	60%

Gross profit	$1,071,322	$277,392	$793,930	286%	$2,200,544	$1,320,913	$879,631	67%

Gross margin	56%	46%		10%	58%	57%		1%

Revenue for the third quarter of 2020 was $1.9 million, an increase of 218% compared with the third quarter of 2019, due to a higher average selling price and a higher number of revenue units. Myomo recognized revenue on 51 units in the third quarter of 2020, an increase of 132% compared with the third quarter of 2019. Year-to-date revenue of $3.8 million was up 64% over the prior-year period.

Gross margin for the third quarter of 2020 was 56%, compared with 46% for the third quarter of 2019. The increase primarily reflects a higher average selling price, partially offset by cost of revenues recognized in the third quarter of 2020 for shipments to patients that are expected to be recognized as revenue in future periods. The Company shipped 97 units to patients in the third quarter, compared to 51 revenue units. Year-to-date gross margin was 58%, up slightly compared with the prior-year period.

Operating expenses for the third quarter of 2020 were $3.6 million, an increase of 17% over the third quarter of 2019. The increase primarily reflects higher compensation expenses associated with the addition of clinical field staff, customer service and reimbursement personnel. Nearly all employees furloughed during the second quarter of 2020 returned to work during the third quarter. Year-to-date operating expenses were $11.0 million, an increase of 16% over the comparable period a year ago.

Operating loss for the third quarter of 2020 decreased to $2.5 million from $2.8 million for the third quarter of 2019. Net loss for the third quarter of 2020 was $2.8 million, or $0.70 per share, compared with a net loss of $2.8 million, or $4.87 per share, for the same period of 2019. Year-to-date operating and net losses were $8.8 million and $9.9 million, respectively. Net losses for the third quarter and first nine months of 2020 include charges of $0.2 million and $0.7 million, respectively, related to the partial extinguishment of the Company’s convertible note.

Adjusted EBITDA1 for the third quarter of 2020 was negative $2.3 million, compared with negative $2.7 million for the third quarter of 2019. Year-to-date Adjusted EBITDA was a negative $8.3 million, compared with a negative $7.4 million in the same period a year ago. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Business Outlook

“Our nine-month 2020 revenue is equivalent to our full-year 2019 revenue, and therefore we expect strong growth for the year as we convert units in our growing backlog into revenue in the fourth quarter,” stated Mr. Gudonis. “Our dedicated staff has been provided with personal protective equipment (PPE) and training on proper and safe procedures, and we also have PPE available for patients during the MyoPro fitting process.

“During the third quarter, a new case study on the positive outcome from the use of the MyoPro that was conducted at a U.S. Department of Veterans Affairs Medical Center was published in the Journal of Rehabilitation and Assistive Technologies Engineering. The case study showed that despite long-standing traumatic brain injury, meaningful improvements in motor function were observed,” Mr. Gudonis added. “In addition, new patents were issued, bolstering our intellectual property portfolio and extending it to 2039. We expect to continue growing the pipeline of MyoPro candidates and seeking insurance reimbursement so that our customers may achieve greater independence, perform the activities of daily living and reduce their overall healthcare costs.”

Liquidity

Cash and cash equivalents as of September 30, 2020 were $13.3 million. Cash utilization was $1.8 million in the third quarter of 2020, which was the lowest level since the fourth quarter of 2017, prior to investments made to scale the business. Cash utilization is expected to increase in the fourth quarter due to a deposit required to be paid to one of the Company’s contract manufacturing partners to support planned MyoPro unit volumes in 2021.

[1]

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss on extinguishment of debt.

“With proceeds received from sales of common stock under our At-Market Sales Facility and considering the recent repayment in full of our convertible note, we believe we have sufficient cash to fund operations through the fourth quarter of 2021, which is our target to achieve cash flow breakeven on a quarterly basis,” stated David Henry, chief financial officer. “Assuming public health and travel restrictions are not re-imposed due to the continuing spread of COVID-19 pandemic, we do not expect to undertake any further dilutive financing activities in the near term,” he added.

Conference Call and Webcast Information

Myomo will hold a conference call today at 4:30 p.m. ET. We encourage participants to pre-register for the call using the following link: https://dpregister.com/sreg/10149359/dbc610ea05. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or unable to pre-register may participate by dialing 1-844-707-6932 (U.S.) or 1-412-317-9250 (International). A webcast of the call can be accessed at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A telephone replay of the call will be available until November 24, 2020; please dial 1-877-344-7529 (U.S.) or 1-412-317-0088 (International) and provide the passcode #10149359.

Non-GAAP Financial Measures

Myomo has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes that the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss of extinguishment of debt. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for record revenues in the fourth quarter, the impact of COVID-19 on the Company’s business, its current authorization backlog and its cash runway and capital requirements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;

•	our ability to continue normal operations and patient interactions in order to cast, deliver and fit our custom-fabricated device;

•	our sales and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

Public Relations:

Kate McCann

Matter Communications

myomo@matternow.com

(tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$1,926,660	$606,619	$3,793,395	$2,317,034
Cost of revenue	855,338	329,227	1,592,851	996,121

Gross profit	1,071,322	277,392	2,200,544	1,320,913
Operating expenses:
Research and development	345,666	433,065	1,250,430	1,306,986
Selling, general and administrative	3,270,757	2,669,375	9,766,189	8,228,114

	3,616,423	3,102,440	11,016,619	9,535,100

Loss from operations	(2,545,101)	(2,825,048)	(8,816,075)	(8,214,187)

Other expense (income)
Change in fair value of derivative liabilities	(888)	(14,536)	(122,706)	(155,955)
Interest (income) expense and other expense, net	29,915	(22,394)	254,039	(106,727)
Non-cash interest expense, debt discount	12,135	—	218,803	—
Loss on extinguishment of debt	189,155	—	696,436	—

	230,317	(36,930)	1,046,572	(262,682)

Loss before income taxes	(2,775,418)	(2,788,118)	(9,862,647)	(7,951,505)
Income tax expense	1,153	—	2,851	—

Net loss	$(2,776,571)	$(2,788,118)	$(9,865,498)	$(7,951,505)

Deemed dividend on repricing of warrants	—	—	(670,632)	(797,637)

Net loss attributable to common stockholders	$(2,776,571)	$(2,788,118)	$(10,536,130)	$(8,749,142)

Weighted average number of common shares outstanding:
Basic and diluted	3,940,113	571,957	2,901,398	547,091

Net loss per share attributable to common stockholders (1)
Basic and diluted	$(0.70)	$(4.87)	$(3.63)	$(15.99)

(1)	Share and per share amounts have been restated to give effect to the Company’s 1-for-30 reverse stock split effected January 30, 2020

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$13,317,581	$4,465,455
Accounts receivable, net	308,523	424,287
Inventories, net	759,803	439,533
Prepaid expenses and other current assets	790,290	820,206

Total Current Assets	15,176,197	6,149,481
Restricted cash	75,000	75,000
Deferred offering costs	—	219,240
Equipment, net	105,589	154,972

Total Assets	$15,356,786	$6,598,693

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current note payable, net of discount of $552 and $676,703 at September 30, 2020 and December 31, 2019, respectively	$78,045	$1,763,887
Accounts payable and accrued expenses	2,122,140	1,738,490
Derivative liabilities	—	378,239
Deferred revenue	6,684	2,913

Total Current Liabilities	2,206,869	3,883,529
Long-term debt, net of discount of $36,169 at December 31, 2019	—	888,961
Deferred revenue	1,495	1,495
Other long-term liabilities	165,889	—

Total Liabilities	2,374,253	4,773,985

Commitments and Contingencies
Stockholders’ Equity:
Common stock	454	57
Additional paid-in capital	78,980,023	57,957,097
Accumulated deficit	(65,991,480)	(56,125,982)
Treasury stock, at cost	(6,464)	(6,464)

Total Stockholders’ Equity	12,982,533	1,824,708

Total Liabilities and Stockholders’ Equity	$15,356,786	$6,598,693

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine Months Ended September 30,	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,865,498)	$(7,951,505)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	79,729	70,678
Stock-based compensation	411,192	740,304
Bad debt expense	29,839	—
Non-cash interest expense, debt discount	218,803	—
Amortization of original issue discount and debt restructuring fee	161,869	—
Loss on extinguishment of debt	696,436	—
Change in fair value of derivative liabilities	(122,706)	(155,955)
Loss on disposal of asset	177	2,481
Other non-cash charges	(2,326)	14,634
Changes in operating assets and liabilities:
Accounts receivable	85,925	248,252
Inventories	(324,234)	(302,608)
Prepaid expenses and other current assets	30,020	(130,268)
Other assets	57,987	(2,000)
Accounts payable and accrued expenses	494,311	(191,120)
Deferred revenue	3,771	2,447
Other liabilities	165,889	(43,042)

Net cash used in operating activities	(7,878,816)	(7,697,702)

CASH USED IN INVESTING ACTIVITIES	(30,294)	(38,261)
CASH PROVIDED BY FINANCING ACTIVITIES	16,761,653	5,523,524
Effect of foreign exchange rate changes on cash	(417)	—

Net increase in cash, cash equivalents and restricted cash	8,852,126	(2,212,439)

Cash, cash equivalents and restricted cash, beginning of period	4,540,455	6,615,794

Cash, cash equivalents and restricted cash, end of period	$13,392,581	$4,403,355

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP net loss	$(2,776,571)	$(2,788,118)	$(9,865,498)	$(7,951,505)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense and other expense, net	29,915	(22,394)	254,039	(106,727)
Non-cash interest expense, debt discount	12,135	—	218,803	—
Loss on extinguishment of debt	189,155	—	696,436	—
Depreciation expense	26,707	25,602	79,729	70,678
Stock-based compensation	181,702	146,951	411,192	740,304
Change in fair value of derivative liabilities	(888)	(14,536)	(122,706)	(155,955)
Income tax expense	1,153	—	2,851	—

Adjusted EBITDA	$(2,336,692)	$(2,652,495)	$(8,325,154)	$(7,403,205)